UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  June 12, 2008

VUBOTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Georgia	000-28883	58-2212465
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

235 Peachtree Street, NE, Suite 1725, Atlanta, Georgia 30303

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:    404-474-2576

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.             Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On June 6, 2006, VuBotics, Inc. (the “Company”) received a notice of default and demand for immediate payment (the “Notice”) from Jay Weil, the collateral agent (the “Collateral Agent”) under the Securities Purchase Agreement, dated as of August 28, 2007, among the Company, certain investors (the “2008 Investors”) and the Collateral Agent (the “Purchase Agreement”), on behalf of the 2008 Investors.  The Notice states that an event of default has occurred under the Purchase Agreement as a result of the Company’s failure to pay the outstanding $1,743,001 principal amounts due under the senior, secured convertible notes (the “Notes”) held by the 2008 Investors plus any accrued and unpaid interest thereon (the “Default”) on the maturity date thereof.

Pursuant to the Security Agreement, dated as of August 28, 2007, between the Company and the Collateral Agent, as a result of the occurrence of the Default, the Collateral Agent may take possession of substantially all of the Company’s assets and may initiate a non-judicial sale process of such assets in accordance with the Uniform Commerical Code.  The Company is currently in negotiations with the 2008 Investors and the Collateral Agent regarding the extension, forbearance, and modification of the Notes or alternative arrangements in order to avoid the foreclosure of its assets.  The Company can not give any assurances that such negotiations will be successful in avoiding the foreclosure of its assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VuBotics, Inc.

By:	/s/ Philip E. Lundquist

	Name:	Philip E. Lundquist

	Title:	Chairman

	Date:	June 12, 2008